EXHIBIT 5.1

         Robert E. Lewis
Vice President - General Counsel
         (813) 399-6129



                                                                   June 12, 1995


Eckerd Corporation
8333 Bryan Dairy Road
Largo, FL  34647


Dear Sirs:

         I have acted as General Counsel to Eckerd Corporation (formerly known as "Jack Eckerd Corporation"), a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") relating to 2,000,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock"), issuable pursuant to the 1995 Stock Option and Incentive Plan of the Company (the "Option Plan").

         The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the form of the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act; (ii) the Option Plan; (iii) the Restated Certificate of Incorporation of the Company; (iv) the Amended and
Restated By-laws of the Company, as in effect on the date hereof; (v) the resolutions of the Board of Directors of the Company relating to, among other things, the Shares, the Option Plan and the Registration Statement; (vi) the resolutions of the stockholders of the Company relating to the Option Plan;
(vii) the form of a specimen certificate representing the Shares; and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

         I express no opinion on any law other than the General Corporation Law of the State of Delaware.

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         Based upon and subject to the foregoing and assuming the  conformity of the certificates representing the Shares to the form of specimen thereof examined by me and the due execution and delivery of such certificates, I am of the opinion that the Shares have been duly authorized by requisite corporate action by the Company and, when issued and paid for in accordance with the terms and conditions of the Option Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ECKERD CORPORATION

/s/ Robert E. Lewis

Robert E. Lewis
Vice President - General Counsel

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